                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person                                5. If Amendment, Date of Original (Month/Year)
   TOWNSEND, DONALD M.
   4120 Dublin Blvd., Suite 400                                        6. Relationship of Reporting Person to Issuer
   Dublin, CA  94568                                                      (Check all applicable)
   USA                                                                    ( ) Director                    ( ) 10% Owner
                                                                          (X) Officer (give title below)  ( ) Other (specify below)
2. Issuer Name and Ticker or Trading Symbol

   SIMPSON MANUFACTURING CO., INC. - (SSD)                                             PRESIDENT AND C.E.O. OF
                                                                                   SIMPSON DURA-VENT COMPANY, INC.
3. IRS or Social Security Number of Reporting Person (Voluntary)
                                                                       7. Individual or Joint/Group Filing (Check Applicable Line)
4. Statement for Month/Year                                               [X] Form filed by One Reporting Person
   OCTOBER 2001                                                           [ ] Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                |
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
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect      |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership    |
                           |      |      |                                  |  Beneficially     |(D) or|                          |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                          |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                          |
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Common Stock               | 10/24|    | |                  |   |           |                   |      |                          |
                           | /2001|  S | |        2,600     | D |  $49.7519 |                   |   D  |                          |
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Common Stock               | 10/25|    | |                  |   |           |                   |      |                          |
                           | /2001|  S | |       12,400     | D |  $48.5255 |         15,778    |   D  |                          |
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                           |      |    | |                  |   |           |                   |      |                          |
                           |      |    | |                  |   |           |                   |      |                          |
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

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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
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
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price |9.Number    |10.|11.Nature |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri |of Deriva   |Dir|of        |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative  |tive        |ect|Indirect  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu    |Securities  |(D)|Beneficial|
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity    |Benefi      |or |Ownership |
                      |Deriva- |     |      |               |Date |Expir|                    |        |ficially    |Ind|          |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |        |Owned at    |ire|          |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |        |End of      |ct |          |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |        |Month       |(I)|          |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,875  | D |          |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |     1,875  | D |          |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
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| Options on          |        |     |    | |           |   |     |     |            |       |        |            |   |          |
| Common Stock        |        |     |    | |           |   |     |     |            |       |        |       625  | D |          |
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

Explanation of Responses:


SIGNATURE OF REPORTING PERSON

BY:  Donald M. Townsend

/s/DONALD M. TOWNSEND
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DATE

November 1, 2001
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